Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT, including Schedules (collectively, this “Agreement”), is entered into as of 15th day of August, 2016(the “Effective Date”) between Vitaxel Group Limited, a Nevada corporation (“Vitaxel”), and

Vitaxel Corp (Thailand) Ltd., a limited liability entity and incorporated in Thailand with address at 101/123-124, Sampong 2 Center, Kallapaphruek Road, Bangbong, 10150, Bangkok, Thailand. Vitaxel and Licensee may be referred to individually as a “Party” and collectively as the “Parties”.

1.	Definitions.

a.           “Platform” means Vitaxel’s online shopping and services platform(s), including but not limited to Vitaxel’s online shopping mall known as “Vionmall”, which is geared for Vitaxel and its members and third party providers of products and services.

b.           “Territory” means Thailand.

c.           “Net Profit” means the gross revenue deducted by operating expenses including administrative costs, finance costs, overhead costs, marketing costs, taxes, and the costs of sale such as payment processing costs and any shipping costs.

d.           “Intellectual Property” means all inventions, discoveries, trademarks, patents, trade names, copyrights, moral rights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, website designs, technology, trade secrets, test procedures, processes, route lists, computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, including without limitation (i) rights under any royalty or licensing agreements, and (ii) programming and programming rights, whether on film, tape or any other medium which a Party owns or for which has a right to use.

e.           “Vitaxel Marks” means Vitaxel trademarks, brands, logos or service marks.

f.            “Vitaxel Business” means a direct selling, multi-level marketing company offering travel, entertainment, lifestyle and other products and services.

g.           “Users” means end users who have registered for access to the Platform.

2.	License; Ownership.

a.           Grant of License. Vitaxel hereby grants Licensee an exclusive, nontransferable, revocable, license in the Territory during the Term, subject to all of the terms and conditions hereof: (i) to use the Vitaxel Marks to operate a Vitaxel Business (ii) to authorize Users to access and use the Platform; and (iii) to market and promote the Vitaxel Business and Platform.

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b.           Restrictions. Licensee shall not, except as expressly provided otherwise herein: (i) copy, adapt, redistribute, reformat, reconfigure, translate into another language, or otherwise modify the Platform; (ii) transfer all or any part of the Vitaxel Business or Platform to any person or entity without the prior written consent of Vitaxel in each instance; (iii) sublicense, assign, delegate or otherwise transfer this Agreement, the Vitaxel Business, the Platform, Vitaxel Marks or any of the related rights or obligations for any reason without the prior written consent of Vitaxel in each instance; or (iv) otherwise use the Vitaxel Marks, Vitaxel Business, or Platform other than as expressly set forth herein. In the event that Vitaxel becomes aware that Licensee has breached any of the foregoing restrictions, Licensee shall have a commercially reasonable time to cure upon notice by Vitaxel. Licensee agrees that (i) it shall not use any Vitaxel Marks in a manner likely to diminish the Vitaxel Marks’ commercial value; (ii) it shall not knowingly permit any third party to use the Platform or Vitaxel Marks unless authorized to do so in writing by Vitaxel; (iii) all goodwill associated with Licensee’s use of the Vitaxel Marks shall inure to Vitaxel; (iv) the Vitaxel Marks are and shall remain the sole property of Vitaxel; (v) Licensee shall follow all guidelines for use of the Vitaxel Marks established by Vitaxel and communicated to Licensee in writing; and (vi) nothing in this Agreement shall confer in Licensee any right of ownership in the Vitaxel Marks or the Platform, and Licensee shall not make any representation to that effect, or use the Vitaxel Marks or the Platform in a manner that suggests that such rights are conferred.

c.           Ownership. As between Vitaxel and Licensee, Vitaxel shall retain all right, title and interest in and to (i) the Vitaxel Business and any related know-how or trade secrets; (ii) the Platform and any underlying software and/or related databases; (ii) all Intellectual Property for the Platform or Vitaxel Business and any other material provided to Licensee; (iii) the Vitaxel Marks; and (iv) any improvements or modifications to the Vitaxel Business, Platform, know-how, or other materials related to the operation of the Vitaxel Business in the Territory.

3.	Fees.

a.           Setup Costs. Licensee shall bear the initial costs of setting up the Vitaxel Business and the Platform for the Territory.

b.           Pricing/Royalties. Licensee shall collect all revenues and agrees to pay Vitaxel revenue share of 70% of the Net Profit (the “Royalties”) for every three (3) months period. Licensee shall provide a report of calculation of the Net Profit for every three (3) months period (the “Report”). Each payment of the Royalties shall be accompanied by the Report and will be sent to: Vitaxel, c/o Accounts Receivable, Wisma Ho Wah Genting No 35, Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia. The Royalties shall be payable in US Dollars on the tenth (10th) day of every fourth months.

4.	Audit Rights.

a.           Vitaxel shall have the right to have an independent third party accounting firm access the books and records of Licensee solely to the extent necessary to verify the accuracy of the reports and payments made hereunder. Such audit shall be conducted upon at least thirty (30) days advanced written notice to Licensee on a date reasonably acceptable to both parties. Such audit shall be conducted during Licensee’s normal business hours. Such audit shall not be more frequent than once (1) per calendar year (unless a material inaccuracy was found in a prior audit). The final report of the auditing firm shall be shared with both of the parties and shall report accuracy of payments only. Any amounts that are determined to be due and owing by one party to the other party following such audit shall be paid within thirty (30) days thereafter.

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5.	Right of Inspection.

a.           Vitaxel shall at all reasonable times (upon at least thirty (30) days written notice), and during Licensee’s regular business hours, have the right, but not the obligation, to visit and inspect Licensee’s facilities, at Vitaxel’s expense, so as to assure compliance with the representations, warranties and covenants governing this Agreement.

6.           Additional Rights. Vitaxel and/or its subsidiaries will have the right of first refusal to acquire the Licensee if shareholders of Licensee decided to dispose its assets or company.

7.          Warranties and Disclaimer of Warranties and Representations. Vitaxel represents and warrants: (a)it owns the Vitaxel Business, Vitaxel Marks, and Platform or otherwise has the right to grant Licensee the right to use the Vitaxel Business, Vitaxel Marks, and Platform in accordance with this Agreement; and (b) Licensee’s use of Vitaxel Business, Vitaxel Marks, and Platform does not violate or infringe upon the copyright, trademark, trade secret, patent or other proprietary or personal rights of any third party, including without limitation, publicity and privacy rights, or defame any third party. Licensee represents and warrants: (a) Licensee has the right to enter into this Agreement, is a limited liability entity duly organized, validly existing, and in good standing under the laws of Thailand, and that it has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; and (b) the services performed by Licensee, including without limitation, sales, technical, and customer support services, shall be performed with satisfactory skill and diligence and in accordance with generally accepted practices and standards of companies providing similar services. OTHER THAN AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, DESIGN, CONDITION, AND/OR QUALITY. VITAXEL makes no representation or warranty that the Content may be used for purposes of initiating unsolicited communications, whether via e-mail, facsimile, or telephonic means. Further, VITAXELMAKES NO WARRANTY, GUARANTY, OR REPRESENTATION THAT THE PLATFORM OR ANY CONTENT PROVIDED TO LICENSEE WILL BE FREE FROM ERRORS OR THAT ITS USE WILL BE UNINTERRUPTED OR ERROR-FREE OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF SUCH LICENSOR CONTENT IN TERMS OF SUITABILITY FOR OPERATIONAL REQUIREMENTS, OR OTHERWISE. THE PLATFORM AND ALL CONTENT PROVIDED HEREUNDER BY OR ON BEHALF OF VITAXEL IS PROVIDED ON AN “AS IS” BASIS.

8.	Indemnification.

a.           Vitaxel Indemnification. Vitaxel shall indemnify, defend and hold harmless Licensee, its parents, affiliates and subsidiaries, and its and their officers, directors, shareholders, employees and agents, from and against any losses, claims, demands, actions, suits, proceedings, judgments, awards, liabilities, costs and expenses (including reasonable attorneys’ fees), or liability resulting from any third party claims against Licensee that the Platform, as originally delivered to Licensee and used by Licensee solely as permitted by this Agreement, infringes any Chinese copyright, trademark, patent, or other intellectual property right.

b.           Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Vitaxel, its parents, affiliates and subsidiaries, and its and their officers, directors, shareholders, employees and agents, from and against any losses, settlements, claims, actions, suits, proceedings, judgments, awards, liabilities, costs and expenses (including reasonable attorneys’ fees) which arise out of or as a result of any use of the Platform by Licensee hereunder in violation of this Agreement.

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c.           Indemnification Procedure. Each party’s indemnification obligations hereunder shall be subject to: (i) the indemnified party’s prompt notification to the indemnifying party with respect to the pertinent third party claims, although failure to provide such notification shall not excuse the indemnifying party’s obligations hereunder except to the extent of any material prejudice as a direct result of such failure; (ii) the indemnifying party’s sole control of the settlement or defense of the pertinent third party claims, although the indemnifying party shall not, without the prior written approval of the indemnified party, settle or dispose of any claims in a manner that adversely effects the indemnified party’s rights or interests without the indemnified party’s prior written consent; and (iii) the indemnified party’s provision of reasonable assistance to the indemnifying party in defending the claim. The indemnified party shall have the right to participate at its own expense in the defense of an indemnified claim.

d.           Limitation on Indemnity. Vitaxel’s indemnity set forth in Section 8(a) above will not extend to any third-party infringement claims resulting, in whole or in part, from (i) any non-permitted modification of the Platform by Licensee, or persons acting under the control or direction of Licensee, to the extent that such modification gives rise to the infringement claims, (ii) the use of the Platform by Licensee in any manner or application for which the same were not designed to be used, or (iii) the use of the Platform by Licensee to make unsolicited communications (including, without limitation, communications via e-mail, faxes, or telephone) to third parties.

9.          Confidential Information. Each party understands and agrees that in the performance of this Agreement it may have access to private or confidential, non-public information of the other party, or the other party’s parent company, subsidiaries and affiliates, and its and their customers and suppliers, including but not limited to, trade secrets, marketing and business plans, customer information and technical specifications, transaction data and other sales information (the “Confidential Information”). Each party agrees that: (1) all Confidential Information has be marked or otherwise identified as Confidential; (2) all Confidential Information shall remain the exclusive property of the owner thereof; and (3) it shall maintain, and shall cause its employees, subcontractors and other agents to maintain, the confidentiality and secrecy of the other party’s Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it (i) is or becomes a part of the public domain through no act or omission of the receiving party, (ii) is rightfully in the receiving party’s possession, without obligation of confidentiality with respect thereto, prior to the disclosing party’s disclosure, (iii) is lawfully disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto, (iv) is independently developed without access or reference to, or use of, the disclosing party’s Confidential Information, (v) is released from confidential treatment by written consent of the disclosing party thereof; or (vi) is required to be disclosed by applicable law or by request from a governmental agency, provided that the receiving party gives the disclosing party prior written notice of such disclosure such that the disclosing party can obtain an appropriate protective order or similar remedy if it so desires. Neither party shall disclose the existence or terms of this Agreement to any third-party without written permission of the other.

10.         Limitation of Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL THEORY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR IN CONNECTION WITH LICENSEE’S USE OF THE PLATFORM IN FURTHERANCE OF A PERMISSIBLE USE (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING BUT NOT LIMITED TO DAMAGES ARISING FROM LOSS OF BUSINESS, ANTICIPATED PROFITS OR REVENUE. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING FROM OR UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID OR PAYABLE BY LICENSEE TO VITAXEL UNDER THIS AGREEMENT. THE LIMITATION OF LIABILITY IN THE PRECEDING SENTENCE SHALL NOT APPLY TO EACH PARTY’S RESPECTIVE NON-DISCLOSURE OBLIGATIONS UNDER SECTION 9 OR TO DAMAGES ATTRIBUTABLE TO THE WILLFUL MISCONDUCT OF A PARTY, PROVIDED THAT IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING FROM THE INDEMNIFICATION OBLIGATIONS OF SECTION 8 EXCEED THE SUM OF $100,000.

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11.	Term; Termination.

a.           Term. The term of this Agreement shall commence on the Effective Date and shall continue for ten (10) years with a possibility of renewal for another ten (10) years (the “Term”).

b.           Termination. In addition to any rights set forth in this Agreement, Vitaxel may terminate this Agreement: (i) without cause; (ii) if Licensee is in material breach of this Agreement and fails to cure such breach within ten (10) days after being notified, in writing, of such breach, except in case of breach by Licensee of its obligation to pay applicable Fees, in which case Vitaxel shall be entitled to terminate upon ten (10) days written notice; (iii) if Licensee files a petition in bankruptcy, or has such a petition filed against it; or (iii) Licensee makes an assignment for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession of its assets. In the event Vitaxel fails to cure a material breach, or files a petition of bankruptcy, or has such a petition filed against it, or makes an assignment for the benefit of creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession of its assets, Licensee shall be entitled to terminate this Agreement on ten (10) days written notice to Vitaxel.

c.           Effect of Expiration or Termination.

i.            Upon the expiration or earlier termination of this Agreement for any reason, Licensee shall immediately cease (a) operating the Vitaxel Business; (b) using of the Platform, including without limitation any electronic databases, and return all documents, notes and other tangible and intangible embodiments of or reflecting the Platform; (c) return all documents, notes and other tangible and intangible embodiments of the other party’s Confidential Information.

ii.         Licensee further agrees not to engage, start, or invest in a business competitive with Vitaxel in the Territory for three (3) years.

iii.         Vitaxel reserves the right to remove any Users from the Platform without notice

d.           Survival of Payment Obligations. Termination or expiration of this Agreement shall not affect the obligation of Licensee to pay all amounts owing or to become owing pursuant to this Agreement.

12.	Miscellaneous

a.           Notices. All notices hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or by overnight courier service, to the address set forth below each party’s signature, or to such other addresses as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered by return receipt or equivalent.

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b.           Entire Agreement; Amendment. This Agreement supersedes all prior agreements, arrangements and undertakings between the parties and constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement may not be amended except by written instrument executed by both parties.

c.           Language. This Agreement has been prepared in English, and the English version thereof shall prevail even if a Chinese translation of the Agreement may be prepared.

d.           Assignment. Neither party shall assign this Agreement in whole or part without the prior written consent of the other party. Notwithstanding the foregoing, Vitaxel’s rights and obligations under this Agreement may be assigned without the consent of the Licensee in connection with a merger, reorganization or sale of all or substantially all of the assets or business to which this Agreement relates.

e.           Force Majeure. If either party is prevented from performing any of its duties and obligations hereunder (other than duties or obligations with respect to payment) in a timely manner by reason of any act of God, strike, labor, dispute, flood, public disaster, equipment or technical malfunctions or failures, power failures or interruptions or any other reason beyond its reasonable control, such condition shall be deemed to be a valid excuse for delay of performance or for nonperformance of any such duty or obligation for the period during which such conditions exists.

f.            Relationship of the Parties. Notwithstanding anything to the contrary, this Agreement does not, and shall not be deemed to, constitute a partnership or joint venture between the parties and neither party nor any of their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

g.           Survival of Certain Provisions. Notwithstanding the termination or expiration of this Agreement, the provisions of Sections 1, 2(c), 6, 7, 8, 9, 10(c), 10(d) and 11 shall survive and continue and shall bind the parties and their legal representatives, successors and permitted assigns.

h.           No Waiver. The waiver of any breach or failure of a term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other breach or failure of a term or condition of this Agreement.

i.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia. The parties hereto submit to the exclusive jurisdiction of the courts located in Malaysia, for the purpose of resolving any dispute relating to the subject matter of this Agreement or the relationship between the parties pursuant to this Agreement.

j.            Arbitration. Prior to commencing any formal dispute resolution proceeding, at least senior executive having decision-making authority, from each Party will meet, one or more times as is practical, to discuss and attempt to resolve the issue in good faith. Any decision or resolution reached at these meetings will be final and binding on the parties once reduced to writing and signed by the Parties. If, at the conclusion of these meetings, the Parties are unable to resolve their differences, then and only then, may a Party commence an arbitration proceeding as set forth below. Any controversy, claim, or dispute arising out of or related to this Agreement or the existence, interpretation, performance, or breach thereof, including but not limited to alleged violations of any laws shall be resolved solely and exclusively by arbitration conducted in Malaysia, applying Malaysia law.

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k.          Announcements. Licensee shall not issue any press releases or other public announcement or materials regarding this Agreement without the prior written consent of Vitaxel in each instance.

l.            Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, none of which need contain the signatures of each of the parties and each of which shall be deemed an original. The parties may deliver executed signature pages to this Agreement by electronic means, including facsimile or e-mail transmission. No party shall raise as a defense to the formation or enforceability of this Agreement as a contract, and each party forever waives any such defense, either (i) the use of electronic means to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted electronically, including via facsimile or e-mail transmission.

WHEREFORE, for the purpose of being bound, the parties execute this Agreement by their duly authorized representatives as of the date set forth above.

VITAXEL GROUP LIMITED	VITAXEL CORP (THAILAND) LTD

By:	/s/ Dato Lim Hui Boon	By:	/s/ Kanya Phak Lim
Name:	Dato Lim Hui Boon	Name:	Kanya Phak Lim
Title:	President	Title:	Executive Director
IC No. 510821-07-5457		IC No. 3620501191266

Notice Address:	Notice Address:

Vitaxel Group Limited Wisma Ho Wah Genting, No. 35 Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia	Vitaxel Corp (Thailand)Ltd 101/123-124, Sampeng 2 Center Kallapaphruek Road, Bangbon, 10150 Bangkok, Thailand

Witness by,	Witness by,
/s/ Yap Hui Ling	/s/ Lim Wai Khoohg
Name: Yap Hui Ling	Name: Lim Wai Khoohg
IC No. 760324-05-5334	IC No. 660204107015

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